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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               ARTISTdirect, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  04315D 10 3
                  -------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 4 pages
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CUSIP NO. 04315D 10 3                 13G                      PAGE 2 OF 4 PAGES
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   1    NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        (ENTITIES ONLY)

                 Mark P. Geiger
        ------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
        (See Instructions)                                               (b) [ ]

        ------------------------------------------------------------------------
   3    SEC USE ONLY

        ------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

        ------------------------------------------------------------------------
                                 5      SOLE VOTING POWER

         NUMBER OF                             3,377,404
           SHARES                       ----------------------------------------
        BENEFICIALLY
          OWNED BY               6      SHARED VOTING POWER
            EACH
         REPORTING                      ----------------------------------------
        PERSON WITH              7      SOLE DISPOSITIVE POWER

                                              3,377,404
                                        ----------------------------------------

                                 8      SHARED DISPOSITIVE POWER

        ------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 3,377,404

        ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                 (See Instructions)
        ------------------------------------------------------------------------

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 8.9%
        ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (See Instructions)

                 IN
--------------------------------------------------------------------------------

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CUSIP NO. 04315D 10 3                 13G                      PAGE 3 OF 4 PAGES
---------------------                                          -----------------

ITEM 1(a)    NAME OF ISSUER:

                 ARTISTdirect, Inc.
             -------------------------------------------------------------------

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 5670 Wilshire Boulevard, Suite 200
             -------------------------------------------------------------------
                 Los Angeles, CA  90036
             -------------------------------------------------------------------

             -------------------------------------------------------------------

ITEM 2(a)    NAME OF PERSON FILING:

                 Marc P. Geiger
             -------------------------------------------------------------------

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:

                 5670 Wilshire Boulevard, Suite 200
             -------------------------------------------------------------------
                 Los Angeles, CA  90036
             -------------------------------------------------------------------

             -------------------------------------------------------------------

ITEM 2(c)    CITIZENSHIP

                 United States
             -------------------------------------------------------------------

ITEM 2(d)    TITLE OF CLASS OF SECURITIES:

                 Common Stock, par value $0.01 per share
             -------------------------------------------------------------------

ITEM 2(e)    CUSIP NUMBER:

                 04315D 10 3
             -------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                 Not Applicable
             -------------------------------------------------------------------

ITEM 4.      OWNERSHIP.

             (a) Amount Beneficially Owned: Shares  3,377,404
                                                    ----------------------------
             (b) Percent of Class: % 8.9%
                                     -------------------------------------------

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote:      3,377,404
                                                                      ---------
                 (ii)  shared power to vote or to direct the
                       vote:
                                                                      ---------
                 (iii) sole power to dispose or to direct the
                       disposition of:                                3,377,404
                                                                      ---------

                 (iv)  shared power to dispose or to direct the
                       disposition of:
                                                                      ---------

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                 Not Applicable
             -------------------------------------------------------------------

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                 Not Applicable
             -------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                 Not Applicable
             -------------------------------------------------------------------

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CUSIP NO. 04315D 10 3                 13G                      PAGE 4 OF 4 PAGES
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ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                 Not Applicable
             -------------------------------------------------------------------

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

                 Not Applicable
             -------------------------------------------------------------------

ITEM 10.     CERTIFICATION.

                 Not Applicable
             -------------------------------------------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        2/13/01
                                       -----------------------------------------
                                                         Date:

                                                 /s/ MARC P. GEIGER
                                       -----------------------------------------
                                                      (Signature)

                                      Name:  Marc P. Geiger
                                      Title: Chief Executive Officer and
                                             Chairman of the Board of Directors,
                                             ARTISTdirect, Inc.